Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this **"Agreement"**), dated August 20, 2026 (the **"Agreement Date"**), is entered into by and between Reliability, Inc., a Texas corporation, and its subsidiaries and affiliates (collectively, the **"Company"**) and Nicholas Tsahalis, an individual (**"Executive"** and, together with the Company, the **"Parties"**).

RECITALS

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer pursuant to that certain Employment Agreement, dated as of January 1, ____, by and between Executive and the Company (the **"Employment Agreement"**); and

WHEREAS, the Parties have mutually agreed that it is in the best interests of the Parties to separate Executive's employment with the Company and to enter into this Agreement to resolve any disputes and to settle and release, upon the terms set forth herein, any and all claims arising between or among them relating to Executive's employment.

AGREEMENT

1. Mutual Separation; Separation Date. The Parties acknowledge and agree that Executive's separation from employment with the Company is a mutual separation. Executive's last day of employment with the Company shall be August 21, 2026 (the **"Separation Date"**). As of the Separation Date, Executive's duties and responsibilities shall cease and Executive shall not hold himself out as an employee, agent, or representative of the Company or any of its affiliates. All eligibility for Company benefits shall terminate on the Separation Date, except for medical benefits, which shall terminate on August 31, 2026.

2. Consideration. In consideration of Executive executing this Agreement within a twenty-one (21) day period immediately following receipt of this Agreement and Executive's compliance with this Agreement, including but not limited to the cooperation requirements set forth in Section 7 hereof, the Company agrees to provide Executive with the following:

(a) **Severance Pay.** Payment of Executive's current annual base salary of Two Hundred Eighty-Seven Thousand Eight Hundred Dollars ($287,800), less applicable taxes and withholdings, through the Company's regular payroll practices for a period of twelve (12) months following the Separation Date (the **"Severance Payments"**). The first Severance Payment shall be made on the first regular payroll date following the Release Effective Date (as defined below), and shall include any amounts that would have been paid between the Separation Date and such first payroll date. The Parties acknowledge and agree that the Severance Payments constitute wages under Maryland wage law, including the Maryland Wage Payment and Collection Law.

(b) **Accrued Vacation.** The Company shall pay Executive for all accrued but unused vacation as of the Separation Date, less applicable taxes and withholdings, in

accordance with the Company's regular payroll practices and no later than the first regular payroll date following the Release Effective Date.

(c) **COBRA Coverage.** If Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (**"COBRA"**), the Company shall pay directly to the applicable COBRA administrator or plan provider, on Executive's behalf, the full cost of COBRA continuation coverage, including health, dental, and vision coverage, for Executive and his eligible dependents through December 31, 2026. In the event Executive becomes eligible for comparable health, dental, or vision coverage, as applicable, through a subsequent employer prior to December 31, 2026, Executive shall promptly notify the Company and the Company's payment obligation under this Section 2(c) shall cease as of the date of such eligibility with respect to the applicable coverage.

(d) **Attorney's Fee Reimbursement.** The Company shall reimburse Executive in the amount of Ten Thousand Dollars ($10,000) for legal fees incurred by Executive in connection with the review and negotiation of this Agreement, payable directly to Executive's counsel, Joy Einstein, Esq., within thirty (30) days following the Release Effective Date (as defined below).

Executive acknowledges and agrees that, subject to fulfillment of all obligations provided for herein, including the Company's payment of accrued but unused vacation pursuant to Section 2(b), Executive has been fully compensated by the Company and its affiliates, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, accrued vacation beyond the amounts payable under Section 2(b), other compensation, or benefits and that he would not be entitled to the payments hereunder absent execution of and compliance with this Agreement.

3. Consideration Period; Revocation. Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to Michael Passarella, Esq. by email .pdf (mpassarella@olshanlaw.com) no later than 5:00 p.m. on the twenty-first (21st) day after Executive's receipt of this Agreement. Thereafter, Executive will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Michael Passarella no later than 5:00 p.m. Eastern Time on the seventh (7th) day following the date he signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following his signing of this Agreement (the **"Release Effective Date"**), provided Executive does not revoke the Agreement during the revocation period. In the event Executive does not accept this Agreement as set forth above, or in the event he revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company to provide the payments referred to in Section 2 above, shall automatically be deemed null and void.

4. Mutual Release of Claims.

(a) In consideration of the payments and benefits referred to in Section 2 above, Executive for himself and for his heirs, executors, and assigns, each in their capacities as such (hereinafter collectively referred to as the **"Releasors"**), forever releases and discharges the

Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, partners, managers, members, agents, trustees, administrators, employees and assigns (each in their capacities as such) (hereinafter collectively referred to as the **"Company Released Parties"**), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Company Released Parties or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world to the Separation Date.

(b) Without limiting the generality of the foregoing Section 4(a), this Agreement is intended to and shall release the Company Released Parties from any and all claims arising out of Executive's employment with the Company and/or the termination of Executive's employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Maryland Fair Employment Practices Act, the Connecticut Fair Employment Practices Act, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Executive's employment, the Employment Agreement, the terms and conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

(c) Notwithstanding the foregoing Sections 4(a) and 4(b), nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (**"EEOC"**) or applicable state or city fair employment practices agency or the Securities and Exchange Commission (**"SEC"**), or any other federal, state, or local governmental regulatory or law enforcement agency (collectively with the EEOC and SEC, the **"Government Agencies"**). Executive further understands that nothing in this Agreement limits Executive's ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency. Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement) under any of the claims and/or causes of action waived in Sections 4(a) and (b), including but not limited to financial benefit or monetary

recovery from any lawsuit filed or settlement reached by the EEOC with respect to any claims released and waived in this Agreement. However, Executive may receive money properly awarded by the SEC or other Government Agency as a reward for providing information to that agency.

(d) In consideration of the promises and covenants contained in this Agreement, the Company, for itself and for its parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of their respective past and present officers, directors, stockholders, partners, managers, members, agents, trustees, administrators, employees, and assigns, each in their capacities as such (collectively, the **"Company Releasors"**), forever releases and discharges Executive and Executive's heirs, executors, administrators, representatives, successors, and assigns, each in their capacities as such (collectively, the **"Executive Released Parties"**), from any and all claims, demands, causes of action, fees, and liabilities of any kind whatsoever, which are currently known (or should have been known) by the Company; provided, however, that nothing in this Section 4(d) shall release Executive from Executive's obligations under this Agreement or from any claims that cannot be released as a matter of law.

5. Mutual Non-Disparagement. Executive agrees that he will refrain from making statements that are disparaging or defamatory about the Company or its officers and directors. The Company agrees to direct its officers and directors to refrain from making statements that are disparaging or defamatory about Executive. Nothing in this Agreement shall prohibit either Party from providing accurate information to any court or governmental entity or to any person or organization in response to legal process or as otherwise required by law, or from making truthful statements or disclosures related to alleged unlawful acts. The Company and Executive shall agree on internal messaging regarding his exit from the Company and the Company shall provide Executive with an opportunity to comment on public filings related to his separation.

6. Resignation from Positions. Effective as of the Separation Date, Executive hereby resigns from all positions held with the Company and its affiliates, including, without limitation, any and all positions as an officer, director, or member of the Board of Directors (or any committee thereof) of the Company or any of its subsidiaries or affiliates. Executive agrees to execute any additional documentation requested by the Company to effectuate such resignations.

7. Cooperation. Executive agrees that, following the Separation Date, to the extent reasonably requested by the Board of Directors of the Company, Executive shall cooperate with the Company in connection with matters arising out of Executive's service to the Company, including but not limited to providing reasonable assistance in investigations, litigation, or other legal proceedings about which Executive has knowledge, consistent with Section 6 of the Employment Agreement; provided that the Company shall make reasonable efforts to minimize disruption of Executive's other activities. The Company shall compensate Executive for such cooperation at a rate of Five Hundred Dollars ($500) per hour, up to a maximum of ten (10) hours per calendar month unless Executive agrees in writing to provide additional cooperation during such month. The Company shall also reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.

8. Post-Employment Covenants. Executive acknowledges and agrees that all post-employment covenants in the Employment Agreement shall continue in full force and effect in accordance with their terms, including but no limited to (a) Section 7 (Confidential Information; Material Non-Public Information); (b) Section 8.2 (Non-Competition); (c) Section 8.3 (Non-

Solicitation of Employees); and (d) Section 8.4 (Non-Solicitation of Customers). Nothing in this Agreement is intended to, or shall be construed to, limit, modify, or release Executive from any obligations under such provisions of the Employment Agreement. Any violation of the immediately aforementioned will result in a demand for the return of all funds paid by the Company to the Employee or on Employee's behalf under this Agreement, and the Company shall have no further duties to the Employee under this agreement.

9. No Admission. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company Released Parties have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive. The Parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

10. Return of Company Property. Executive hereby agrees that on or before the Separation Date he shall promptly return all originals and copies (whether in paper, electronic, magnetic or computer form) of all contracts, memoranda, notes, plans, records, client contact information, reports and other documents, as well as all identification badges, keys, credit cards, entry cards, technology (including, without limitation, computers, smartphones and other similar items), usernames, passwords and access credentials for Company documents and devices, and all other items that are the property of the Company and/or that contain or embody any trade secret, proprietary or confidential information of the Company. The timely return of such property and provision of all passwords is a condition precedent to Executive's right to receive the benefits provided hereunder.

11. OWBPA Acknowledgments. Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has been given at least twenty-one (21) days to consider fully its terms, which he acknowledges is sufficient time to consider its terms; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12. Breach; Cure; Attorneys' Fees. In the event of a breach of this Agreement by either Party, the non-breaching Party shall be entitled to recover from the breaching Party all reasonable attorneys' fees, costs, and expenses incurred in enforcing such Party's rights under this Agreement, defending against any claim, demand, action, or proceeding barred by the releases, covenants, or other obligations set forth in this Agreement, and in any related proceeding, including any appeal, proceeding to determine or collect such amounts, or collection effort. Notwithstanding the foregoing, prior to pursuing any claim for breach of this Agreement, the non-breaching Party shall provide written notice to the breaching Party describing the alleged breach in reasonable detail (the **"Breach Notice"**). Notwithstanding any other remedy provided for herein, the breaching Party shall have seven (7) business days from receipt of such Breach Notice to cure the alleged breach. If the breaching Party fails to cure within such seven (7) business day

period, the non-breaching Party may thereafter pursue any and all remedies available at law or in equity, including recovery of the amounts described in this Section 12.

13. Standstill. During the period beginning on the Release Effective Date and ending eighteen (18) months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Board, knowingly or materially assist another person in initiating a public proxy contest for the election or removal of directors of the Company or in the number or term of directors serving on the Board or the filling of any vacancies on the Board or publicly encourage or privately or publicly solicit any person in seeking any change to the Company or the business of the Company that is inconsistent with recommendations of the Board, or publicly solicit proxies in opposition to the Board's recommendations or slate of directors. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from: (i) communicating privately with the Board or its legal advisors (including presenting proposals to the Board; (ii) exercising any rights under this Agreement, the Employment Agreement, the Indemnification Agreement, the Company's governing documents, or applicable law; (iii) voting, retaining, transferring, or disposing of any Company securities beneficially owned by Executive even if Employee's voting is inconsistent with a recommendation from the Board; (iv) responding to any inquiry, request, legal process, or investigation by any court, governmental agency, self-regulatory organization, or regulatory authority; (v) making truthful statements or disclosures concerning alleged unlawful acts; (vi) communicating with counsel, tax advisors, financial advisors, or immediate family members, provided that Executive does not use such communications to circumvent this Section; or (vii) participating in any transaction, proposal, or process that is initiated by the Company. the Board, or a third party and not initiated, encouraged, or solicited by Executive in violation of this Section. For the avoidance of doubt, this Section shall not restrict Executive from making any private proposal or communication to the Board, from enforcing or preserving his rights, or from complying with applicable law.

14. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

15. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that if any of the release or covenants provided for by Sections 4, 5, or 7 above is found to be illegal, void, or unenforceable, Executive and the Company agree to execute a mutually agreeable release, waiver and/or covenant with substantially similar provisions that is legal and enforceable.

16. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Maryland. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of

the Parties and delivered to the other Party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

18. **Entire Agreement.** This Agreement constitutes the complete understanding between the Parties with respect to the separation of Executive's employment with the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Parties related to the terms thereof, except that the post-employment covenants of the Employment Agreement, including those specifically referenced in Section 8 above shall remain in full force and effect in accordance with their terms. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

[signature] 8/20/2026

Nicholas Tsahalis

RELIABILITY, INC.

By: Mark R. Speck

Name: Mark R. Speck

Title: Chief Financial Officer